Exhibit 10.22

TECHNOLOGY AND SERVICES AGREEMENT (ZAAH)

TECHNOLOGY AND SERVICES AGREEMENT (ZAAH), dated as of December 31, 2012 (this “Agreement”), by and between LaserLock Technologies, Inc. (“LaserLock”), a Nevada corporation, and Zaah Technologies, Inc. (“Zaah”).  In consideration of the premises and the mutual agreements and covenants hereinafter set forth, LaserLock and Zaah hereby agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01.  Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Common Stock” means the common stock, $0.001 par value per share, of LaserLock.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Warrants” means the warrants to purchase shares of Common Stock as set forth in Section 2.01.

ARTICLE 2

TRANSACTIONS

SECTION 2.01.  Consideration. In consideration of the transactions contemplated hereby, the parties hereto hereby agree that LaserLock shall pay to Zaah:

(a)           $450,000 on the date of this Agreement, consisting of $250,000 in cash and warrants to purchase 4,444,444 shares of Common Stock under a cashless exercise initially at an exercise price of $0.045 on the terms set forth under the warrants issued by LaserLock to Zaah under the Warrant, dated as of December 31, 2012.

(b)           $100,000, accrued in full as of the date of this Agreement, but payable in twelve (12) months from the date hereof to a designee of Zaah’s selection, with a right to convert (at Zaah’s sole discretion, from time to time at any time) to shares of Common Stock at the prevailing market price per share of Common Stock (which, as long as the Common Stock is listed, shall be the closing price on the last trading day prior to such issuance or sale of the Common Stock as traded on a national securities exchange, the NASDAQ Global Market, the NASDAQ Capital Market, or another nationally recognized trading system (including Pink OTC Markets, Inc.)); and

(c)           a commission of 10% of the revenue generated by any LaserLock transaction originated through the efforts of Zaah, as substantiated by a written agreement between LaserLock and Zaah, specifically referencing the transaction in which Zaah is entitled to such commission, payable by LaserLock to Zaah in cash.  Such payment shall be made on the earlier of (i) the date of the signing of such transaction, (ii) the date of the closing of the transaction, or (iii) any date on which any funds are paid to LaserLock in respect of such transaction.

SECTION 2.02.  Services. Zaah and LaserLock hereby agree that Zaah shall provide to LaserLock (a) twelve (12) months of technical support, (b) up to twelve (12) days of meetings annually between the respective management teams of LaserLock and Zaah, (c) updates to technology as agreed in writing between LaserLock and Zaah, and (d) twelve (12) months of technical hosting.

SECTION 2.03.  LaserLock Representations. LaserLock hereby represents and warrants to Zaah as follows:

(a)           LaserLock has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by LaserLock, and (assuming due authorization, execution and delivery by Zaah of this Agreement) shall constitute a legal, valid and binding obligation of LaserLock, enforceable against LaserLock in accordance with its terms.

(b)           The execution, delivery and performance of this Agreement by LaserLock will not result in any acceleration of, or requirement to repay, convert or exchange any of the indebtedness of LaserLock.

(c)           The Warrants are duly authorized by LaserLock.  The shares of Common Stock issuable upon exercise of the Warrants or otherwise issuable to Zaah in connection with the transactions contemplated hereby have been duly authorized and validly reserved for issuance and, upon issuance, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer that result from applicable state and federal securities laws.

SECTION 2.04.  Further Action. Each party hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable law, and execute and deliver such documents and other papers as may be reasonably required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

ARTICLE 3

MISCELLANEOUS

SECTION 3.01.  Amendment; Waiver. This Agreement may not be amended, supplemented, modified or restated except by an instrument in writing signed by, or on behalf of, the parties hereto or by a waiver in accordance with this Section 3.01.  Any extension or waiver to any obligations in this Agreement shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 3.02.  Confidentiality. The parties hereto covenant and agree that they will not, and they will cause their principals, Affiliates, officers and other personnel and authorized representatives not to, use information concerning another party’s business, properties and personnel received in the course of negotiating this Agreement and investigation in connection with this transaction and will hold such information (and will cause the aforesaid persons to hold such information) in confidence until such information otherwise becomes publicly available or as may be required by applicable Law.

SECTION 3.03.  Expenses. Except as otherwise specified in this Agreement, each party hereto shall bear its own costs and expenses incurred in connection with this Agreement, including the fees and expenses of their respective accountants and legal counsel.

SECTION 3.04.  Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by telecopy, facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 3.04):

(a)           if to LaserLock:

LaserLock Technologies, Inc.
837 Lindy Lane
Bala Cynwyd, PA 19004
Facsimile:  (610) 668-2771
Attention:  Norman Gardner
Attention:  Neil Alpert

with a copy to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103-2921
Facsimile:  (215) 963-5001
Attention:  Justin W. Chairman, Esq.

(b)           if to Zaah:

Zaah Technologies, Inc.
171 Milbar Blvd.
Farmingdale, NY 11735
Facsimile:  (631) 873-2050

SECTION 3.05.  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 3.06.  Assignment. This Agreement may not be assigned by the parties hereto by operation of law or otherwise.

SECTION 3.07.  Third Party Beneficiaries and Transfers. Except in respect of VerifyMe, Inc., a Texas corporation, which the parties hereto acknowledge as an intended third-party beneficiary of this Agreement, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 3.08.  Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.  The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in Broward County, Florida for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above named courts.

SECTION 3.09.  Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Ancillary Agreements.  Each of the parties hereto (a) certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Ancillary Agreements, as applicable, by, among other things, the mutual waivers and certifications in this Section 3.09.

SECTION 3.10.  Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between LaserLock and Zaah with respect to the subject matter hereof.

SECTION 3.11.  Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

SECTION 3.12.  Public Announcements. Subject to its obligations under Law (including requirements of stock exchanges and other similar regulatory bodies and the requirements of the Exchange Act), no party hereto shall make any announcement regarding the entering into of this Agreement or the Closing to the financial community, governmental entities, employees, customers or the general public without the prior consent of the other party, which shall not be unreasonably withheld; provided, that if a party hereto is required by any such obligations under Law to make any such announcement as contemplated by this Section 3.12, the parties hereto shall cooperate with each other regarding the contents and timing of any such announcement, and the non-announcing party shall have the opportunity to review and comment upon the language of the proposed announcement in advance of public disclosure.  Any such comments shall be considered in good faith by the announcing party.

SECTION 3.13.  Termination. This Agreement shall terminate five (5) years from the date hereof.

SECTION 3.14.  Rules of Interpretation. In this Agreement, except to the extent otherwise provided or that the context otherwise requires: (a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”; (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document delivered or made available pursuant hereto, unless otherwise defined therein; (f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a Person are also to its successors and permitted assigns; and (h) references to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or other representatives thereunto duly authorized, as of the date first above written.

LASERLOCK TECHNOLOGIES, INC.

By:	/s/ Norman A. Gardner
Name: Norman A. Gardner
Title: Chief Executive Officer

ZAAH TECHNOLOGIES, INC.

By:	/s/ Sandy Fliderman
Name: Sandy Fliderman
Title: CTO

[Signature Page to Services Agreement (Zaah)]